Exhibit 99.1

PRESS RELEASE
MEDIA CONTACT:
Liz Shows
Odyssey Marine Exploration, Inc.
(813) 876-1776 x 2335
lshows@odysseymarine.com

INVESTOR RELATIONS CONTACT:
Ron Both
Liolios Group, Inc.
(949)574-3860
OMEX@liolios.com

Odyssey Marine Exploration Receives Court Issued Order

on “Black Swan” Legal Fees

Tampa, FL – September 26, 2013 – Odyssey Marine Exploration, Inc. (Nasdaq:OMEX), today received an order from the US District Court that sets the company’s liability at approximately $1,073,000 in response to Spain’s request for more than $3.3 million in attorney’s fees in the “Black Swan” case, which began in 2007. The company is considering an appeal.

“Although the award is only one-third of the amount requested by Spain, it’s disappointing that the court was apparently swayed by statements presented by Spain’s witnesses during the merits portion of the case that we believe could have been proven false during cross examination of those witnesses in a trial,” commented Greg Stemm, Odyssey chief executive officer.

“The court’s findings do provide guidance in establishing considerations for dealing with shipwrecks in international waters in the future,” continued Stemm. “Odyssey’s business requires us to work in geographical and legal areas without clear legal precedents and there were bound to be circumstances where lack of precedent could lead to adverse rulings. What is important is that we incorporate those lessons into future projects, which is what we have done. We are working cooperatively with other governments around the world and our recent successes have shown that this case was an aberration that will not have an adverse effect on the company’s strategic plan going forward.”

About Odyssey Marine Exploration, Inc.

Odyssey Marine Exploration, Inc. (Nasdaq:OMEX) is engaged in deep-ocean exploration using innovative methods and state of-the-art technology for shipwreck projects and mineral exploration. For additional details, please visit www.odysseymarine.com. The company also maintains a Facebook page at http://www.facebook.com/OdysseyMarine and a Twitter feed @OdysseyMarine.

Forward Looking Information

Odyssey Marine Exploration believes the information set forth in this Press Release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Certain factors that could cause results to differ materially from those projected in the forward-

looking statements are set forth in “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, which has been filed with the Securities and Exchange Commission.

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